Rocket Companies Announces Second Quarter 2024 Results

•Generated Q2'24 total revenue, net of $1.3 billion and adjusted revenue of $1.2 billion. Adjusted revenue exceeded the high end of guidance range and increased year-over-year for the fourth straight quarter
•Reported Q2'24 GAAP net income of $178 million, or $0.01 per GAAP diluted earnings per share and adjusted net income of $121 million, or $0.06 per adjusted diluted earnings per share
•Delivered Q2'24 adjusted EBITDA of $225 million, increasing year-over-year for the fifth straight quarter

DETROIT, August 1, 2024 – Rocket Companies, Inc. (NYSE: RKT) (“Rocket Companies” or the “Company”), the Detroit-based fintech platform company including mortgage, real estate and personal finance businesses, today announced results for the second quarter ended June 30, 2024.

"Our team achieved impressive results in Q2. We, again, grew our purchase market share year-over-year by making continuous improvements across our processes, teams, marketing, and technology. We also delivered year-over-year top-line growth for the fourth straight quarter and expanded profitability for the fifth quarter in a row," said Varun Krishna, CEO and Director of Rocket Companies. "We consider ourselves the most optimistic company in America. Every day, Rocket makes 30-year bets on people who make 30-year bets on themselves. With our AI-fueled homeownership strategy, and by helping our clients overcome obstacles to achieve their dreams, we are making the homeownership experience easier and more accessible for all."

Second Quarter 2024 Financial Summary 1

ROCKET COMPANIES
($ in millions, except per share amounts)

	Q2-24	Q2-23	YTD 24	YTD 23
	(Unaudited)		(Unaudited)
Total revenue, net	$1,301	$1,236	$2,684	$1,902
Total expenses	$1,109	$1,098	$2,194	$2,180
GAAP Net income (loss)	$178	$139	$469	$(272)

Adjusted revenue	$1,228	$1,002	$2,391	$1,884
Adjusted net income (loss)	$121	$(33)	$205	$(144)
Adjusted EBITDA	$225	$18	$399	$(61)

GAAP diluted earnings (loss) per share	$0.01	$0.05	$0.13	$(0.11)
Adjusted diluted earnings (loss) per share	$0.06	$(0.02)	$0.10	$(0.07)

($ in millions)

	Q2-24	Q2-23	YTD 24	YTD 23
Select Metrics	(Unaudited)		(Unaudited)
Closed loan origination volume	$24,662	$22,330	$44,867	$39,260
Gain on sale margin	2.99%	2.67%	3.05%	2.54%
Net rate lock volume	$25,050	$22,244	$47,412	$41,779

1 "GAAP" stands for Generally Accepted Accounting Principles in the U.S. Please see the sections of this document titled "Non-GAAP Financial Measures" and "GAAP to non-GAAP Reconciliations" for more information on the Company's non-GAAP measures and its share count. Certain figures throughout this document may not foot due to rounding.

Second Quarter 2024 Financial Highlights

•Generated total revenue, net of $1.3 billion and GAAP net income of $178 million, or $0.01 per diluted share. Generated total adjusted revenue of $1.2 billion and adjusted net income of $121 million, or adjusted earnings of $0.06 per diluted share.

•Rocket Mortgage generated $24.7 billion in closed loan origination volume, a 10.4% increase over the same period of the prior year.

•Gain on sale margin was 2.99%, an increase of 32 bps over the same period of the prior year.

•Total liquidity was $8.6 billion, as of June 30, 2024, which includes $1.3 billion of cash on the balance sheet, and $1.9 billion of corporate cash used to self-fund loan originations, $3.4 billion of undrawn lines of credit, and $2.0 billion of undrawn MSR lines of credit.

•Servicing portfolio unpaid principal balance, which includes subserviced loans, was $534.6 billion or 2.6 million loans serviced as of June 30, 2024. The portfolio generates approximately $1.4 billion of recurring servicing fee income on an annualized basis. We acquired mortgage servicing right ("MSR") portfolios in the quarter, for total consideration of $315 million. The MSR acquisitions added $20.8 billion of unpaid principal balance of loans with a blended weighted average coupon higher than our current portfolio, providing a compelling refinance opportunity when rates decline.

Second Quarter 2024 Company Highlights

•We expanded purchase share year-over-year through numerous optimizations in our processes, teams, marketing, and technology capabilities.

•Rocket Mortgage was named #1 in the nation in J.D. Power's 2024 study for client satisfaction in mortgage servicing, the 10th year Rocket Mortgage has earned the accolade. J.D. Power surveyed more than 11,000 American homeowners to determine the rankings. J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 22 times – the most of any mortgage lender.

•Our home equity loan product continues to resonate strongly with clients, offering a compelling solution to tap into home equity without impacting the lower rate on a client's first lien mortgage. In Q2 2024, home equity loan volume more than doubled compared to the same period last year, setting a new record. During the quarter, we enhanced the speed and efficiency of our home equity loan process through the launch of an Automated Valuation Model (AVM). AVM represents a major upgrade, providing a cost-efficient digital alternative to traditional in-person appraisals. This innovation allows us to deliver cash from home equity loans in as little as 7 business days, meeting our clients' needs with unprecedented speed and accuracy.

•We expanded our AI-powered live chat, the preferred asynchronous mode of communication for both new and older generations, across the client journey. With chat, we quickly and accurately gauge client intent upfront, and provide personalized solutions at scale. This has resulted in higher satisfaction for both clients and team members, as well as significantly higher conversion rates. Recent data shows that clients using chat have conversion rates three times higher compared to those who didn't leverage chat.

•We expanded the roll out of Rocket Logic Assistant, our AI-powered personal assistant, to our entire banking team. Rocket Logic Assistant transcribes client calls and automatically completes mortgage applications in real-time, super-charging our bankers’ productivity and reducing fatigue. Rocket Logic Assistant seamlessly generates more than 300,000 detailed transcripts weekly from outbound calls.

•In June, we launched MSR audit automation, an upgraded workflow system that streamlines the loan onboarding process and drives efficiency at scale. With this new system, our capital markets team can now complete MSR audits in half the time. This enhancement allows us to onboard MSR portfolios more quickly, efficiently, and accurately, which is essential as we expand our portfolio.

•In May, Rocket Companies appointed Shawn Malhotra as its first Chief Technology Officer. In this role, Malhotra will oversee the development and implementation of technology across the entire Rocket Companies ecosystem, including AI development, Data Science, Product Engineering, Technology Operations and Information Security – among other areas. Previously, Malhotra held a variety of technology leadership roles at Thomson Reuters.

•We will hold our first Investor Day on September 10, 2024, in downtown Detroit. The event will feature presentations and engagement opportunities with Rocket Companies’ leadership, immersive demo experiences, and a tour of downtown Detroit and our Company. The event will be held in person, and a webcast will be available on our Investor Relations website.

Rocket Corporate Responsibility: For-More-Than-Profit

•In June, we published our 2023 ESG report, which highlights Rocket's commitment to being a For-More-Than-Profit organization and our commitment to our clients, communities and team members. The report can be found on the Social Impact tab of our Investor Relations website.

•Rocket Mortgage held its sixth annual Rocket Mortgage Classic event from June 25 to June 30, 2024 at the Detroit Golf Club. Since 2019, the Rocket Mortgage Classic has raised over $8.4 million for local charitable organizations, including $4.3 million for the "Changing the Course" initiative to connect Detroit residents to high-speed internet, digital devices and digital literacy training.

•Rocket Community Fund, a partner company, announced a $320,000 investment in Black Tech Saturdays, an organization that aims to promote diversity and inclusion in the tech industry through workshops, training programs and community outreach in Detroit. In June, Rocket Community Fund collaborated with Microsoft, Black Tech Saturdays and Sistah’s Reachin’ Out to host AI Explained, an event focused on raising awareness of generative AI and its benefits for nonprofits and small business owners.

•Rocket Community Fund, National Black Empowerment Council (NBEC), and Goodwill of North Georgia today announced the launch of the Homeownership Wealth Initiative, a pilot program offering comprehensive financial education and homeownership guidance for Atlanta residents.

Third Quarter 2024 Outlook2

In Q3 2024, we expect adjusted revenue between $1.15 billion to $1.3 billion.

2 Please see the section of this document titled “Non-GAAP Financial Measures” for more information.

Direct to Consumer

In the Direct to Consumer segment, clients have the ability to interact with the Rocket Mortgage app and/or with the Company’s mortgage bankers. The Company markets to potential clients in this segment through various brand campaigns and performance marketing channels. The Direct to Consumer segment derives revenue from originating, closing, selling and servicing predominantly agency-conforming loans, which are pooled and sold to the secondary market. The segment also includes title insurance, appraisals and settlement services complementing the Company’s end-to-end mortgage origination experience. Servicing activities are fully allocated to the Direct to Consumer segment and are viewed as an extension of the client experience. Servicing enables Rocket Mortgage to establish and maintain long term relationships with our clients, through multiple touchpoints at regular engagement intervals.

DIRECT TO CONSUMER3
($ in millions)

	Q2-24	Q2-23	YTD 24	YTD 23
	(Unaudited)		(Unaudited)
Sold loan volume	$13,032	$12,446	$22,081	$21,257
Sold loan gain on sale margin	4.14%	3.67%	4.19%	3.69%
Total revenue, net	$981	$1,023	$2,075	$1,521
Adjusted revenue	$909	$789	$1,782	$1,502
Contribution margin	$375	$259	$718	$468

Partner Network

The Rocket Professional platform supports our Partner Network segment, where we leverage our superior client service and widely recognized brand to grow marketing and influencer relationships, and our mortgage broker partnerships through Rocket Pro TPO ("third party origination"). Our marketing partnerships consist of well-known consumer-focused companies that find value in our award-winning client experience and want to offer their clients mortgage solutions with our trusted, widely recognized brand. These organizations connect their clients directly to us through marketing channels and a referral process. Our influencer partnerships are typically with companies that employ licensed mortgage professionals that find value in our client experience, technology and efficient mortgage process, where mortgages may not be their primary offering. We also enable clients to start the mortgage process through the Rocket platform in the way that works best for them, including through a local mortgage broker.

PARTNER NETWORK3
($ in millions)

	Q2-24	Q2-23	YTD 24	YTD 23
	(Unaudited)		(Unaudited)
Sold loan volume	$11,296	$9,571	$19,064	$16,155
Sold loan gain on sale margin	1.59%	0.93%	1.57%	0.89%
Total revenue, net	$188	$122	$358	$211
Adjusted revenue	$188	$122	$358	$211
Contribution margin	$126	$56	$241	$79

3 We measure the performance of the Direct to Consumer and Partner Network segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted revenue less directly attributable expenses. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, and other expenses, such as direct servicing costs and origination costs. A loan is considered "sold" when it is sold to investors on the secondary market. See "Summary Segment Results" section later in this document and the footnote on "Segments" in the "Notes to Consolidated Financial Statements" in the Company's forthcoming filing on Form 10-Q for more information.

Balance Sheet and Liquidity

Total available cash was $3.2 billion as of June 30, 2024, which includes $1.3 billion of cash and cash equivalents, and $1.9 billion of corporate cash used to self-fund loan originations. Additionally, we have access to $3.4 billion of undrawn lines of credit, and $2.0 billion of undrawn MSR lines of credit from financing facilities, for a total liquidity position of $8.6 billion as of June 30, 2024.

BALANCE SHEET HIGHLIGHTS
($ in millions)

	June 30, 2024	December 31, 2023
	(Unaudited)
Cash and cash equivalents	$1,309	$1,108
Mortgage servicing rights, at fair value	$7,163	$6,440
Funding facilities	$7,022	$3,367
Other financing facilities and debt	$4,171	$4,237
Total equity	$8,814	$8,302

Second Quarter Earnings Call

Rocket Companies will host a live conference call at 4:30 p.m. ET on August 1, 2024 to discuss its results for the quarter ended June 30, 2024. A live webcast of the event will be available online by clicking on the "Investor Info" section of our website. The webcast will also be available via rocketcompanies.com.

A replay of the webcast will be available on the Investor Relations site following the conclusion of the event.

Condensed Consolidated Statements of Income (Loss)
($ In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Revenue
Gain on sale of loans
Gain on sale of loans excluding fair value of originated MSRs, net	$413,011	$279,629	$889,440	$544,632
Fair value of originated MSRs	345,545	314,840	568,342	519,400
Gain on sale of loans, net	758,556	594,469	1,457,782	1,064,032
Loan servicing income
Servicing fee income	354,677	343,591	700,423	709,976
Change in fair value of MSRs	(112,941)	42,377	(56,433)	(355,902)
Loan servicing income, net	241,736	385,968	643,990	354,074
Interest income
Interest income	112,415	80,757	201,395	147,501
Interest expense on funding facilities	(81,293)	(59,512)	(132,736)	(94,624)
Interest income, net	31,122	21,245	68,659	52,877
Other income	269,308	234,545	514,007	431,312
Total revenue, net	1,300,722	1,236,227	2,684,438	1,902,295
Expenses
Salaries, commissions and team member benefits	553,420	579,139	1,094,516	1,182,914
General and administrative expenses	232,952	200,425	469,617	395,815
Marketing and advertising expenses	210,937	218,843	417,233	400,447
Depreciation and amortization	28,009	25,357	55,026	56,042
Interest and amortization expense on non-funding debt	38,364	38,334	76,729	76,667
Other expenses	44,998	35,759	80,905	68,027
Total expenses	1,108,680	1,097,857	2,194,026	2,179,912
Income (loss) before income taxes	192,042	138,370	490,412	(277,617)
(Provision for) benefit from income taxes	(14,117)	782	(21,773)	5,286
Net income (loss)	177,925	139,152	468,639	(272,331)
Net (income) loss attributable to non-controlling interest	(176,630)	(131,714)	(451,129)	261,246
Net income (loss) attributable to Rocket Companies	$1,295	$7,438	$17,510	$(11,085)

Earnings (loss) per share of Class A common stock
Basic	$0.01	$0.06	$0.13	$(0.09)
Diluted	$0.01	$0.05	$0.13	$(0.11)

Weighted average shares outstanding
Basic	139,647,845	126,740,748	138,319,794	125,742,282
Diluted	139,647,845	1,979,450,651	138,319,794	1,977,148,197

Condensed Consolidated Balance Sheets
($ In Thousands)

	June 30, 2024	December 31, 2023
Assets	(Unaudited)
Cash and cash equivalents	$1,309,494	$1,108,466
Restricted cash	27,764	28,366
Mortgage loans held for sale, at fair value	9,486,922	6,542,232
Interest rate lock commitments (“IRLCs”), at fair value	170,381	132,870
Mortgage servicing rights (“MSRs”), at fair value	7,162,690	6,439,787
Notes receivable and due from affiliates	14,325	19,530
Property and equipment, net	233,257	250,856
Deferred tax asset, net	528,104	550,149
Lease right of use assets	314,683	347,696
Forward commitments, at fair value	13,025	26,614
Loans subject to repurchase right from Ginnie Mae	1,945,022	1,533,387
Goodwill and intangible assets, net	1,239,819	1,236,765
Other assets	1,203,228	1,015,022
Total assets	$23,648,714	$19,231,740
Liabilities and equity
Liabilities:
Funding facilities	$7,022,439	$3,367,383
Other financing facilities and debt:
Senior Notes, net	4,036,187	4,033,448
Early buy out facility	134,615	203,208
Accounts payable	205,949	171,350
Lease liabilities	356,050	393,882
Forward commitments, at fair value	8,508	142,988
Investor reserves	94,362	92,389
Notes payable and due to affiliates	31,743	31,006
Tax receivable agreement liability	584,695	584,695
Loans subject to repurchase right from Ginnie Mae	1,945,022	1,533,387
Other liabilities	415,223	376,294
Total liabilities	$14,834,793	$10,930,030
Equity
Class A common stock	$1	$1
Class B common stock	—	—
Class C common stock	—	—
Class D common stock	19	19
Additional paid-in capital	357,610	340,532
Retained earnings	300,958	284,296
Accumulated other comprehensive income	85	52
Non-controlling interest	8,155,248	7,676,810
Total equity	8,813,921	8,301,710
Total liabilities and equity	$23,648,714	$19,231,740

Summary Segment Results for the Three and Six Months Ended June 30, 2024 and 2023
($ in millions)
(Unaudited)

Three Months Ended June 30, 2024	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$981	$188	$1,169	$132	$1,301
Change in fair value of MSRs due to valuation assumptions, net of hedges	(73)	—	(73)	—	(73)
Adjusted revenue	$909	$188	$1,097	$132	$1,228
Less: Directly attributable expenses	534	62	596	89	684
Contribution margin (1)	$375	$126	$501	$43	$544

Three Months Ended June 30, 2023	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$1,023	$122	$1,146	$90	$1,236
Change in fair value of MSRs due to valuation assumptions, net of hedges	(235)	—	(235)	—	(235)
Adjusted revenue	$789	$122	$911	$90	$1,002
Less: Directly attributable expenses	529	66	596	70	665
Contribution margin (1)	$259	$56	$316	$21	$336

Six Months Ended June 30, 2024	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$2,075	$358	$2,433	$251	$2,684
Change in fair value of MSRs due to valuation assumptions, net of hedges	(293)	—	(293)	—	(293)
Adjusted revenue	$1,782	$358	$2,140	$251	$2,391
Less: Directly attributable expenses	1,064	117	1,181	178	1,359
Contribution margin (1)	$718	$241	$959	$73	$1,032

Six Months Ended June 30, 2023	Direct to Consumer	Partner Network	Segments Total	All Other	Total
Total U.S. GAAP Revenue, net	$1,521	$211	$1,732	$170	$1,902
Change in fair value of MSRs due to valuation assumptions, net of hedges	(18)	—	(18)	—	(18)
Adjusted revenue	$1,502	$211	$1,713	$170	$1,884
Less: Directly attributable expenses	1,035	132	1,167	146	1,313
Contribution margin (1)	$468	$79	$547	$24	$571

(1)     We measure the performance of the segments primarily on a contribution margin basis. Contribution margin is intended to measure the direct profitability of each segment and is calculated as Adjusted revenue less directly attributable expenses. Adjusted revenue is a non-GAAP financial measure described below. Directly attributable expenses include salaries, commissions and team member benefits, general and administrative expenses, marketing and advertising expenses and other expenses, such as direct servicing costs and origination costs.

GAAP to Non-GAAP Reconciliations

Adjusted Revenue Reconciliation
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Total revenue, net	$1,301	$1,236	$2,684	$1,902
Change in fair value of MSRs due to valuation assumptions, net of hedges (1)	(73)	(235)	(293)	(18)
Adjusted revenue	$1,228	$1,002	$2,391	$1,884

(1)    Reflects changes in market interest rates and assumptions, including discount rates and prepayment speeds, and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

Adjusted Net Income (Loss) Reconciliation
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net income (loss) attributable to Rocket Companies	$1	$7	$18	$(11)
Net income (loss) impact from pro forma conversion of Class D common shares to Class A common shares (1)	177	132	452	(260)
Adjustment to the (provision for) benefit from income tax (2)	(33)	(35)	(98)	62
Tax-effected net income (loss) (2)	145	105	371	(209)
Share-based compensation expense	39	51	70	103
Change in fair value of MSRs due to valuation assumptions, net of hedges (3)	(73)	(235)	(293)	(18)
Tax impact of adjustments (4)	8	45	54	(20)
Other tax adjustments (5)	1	1	2	2
Adjusted net income (loss)	$121	$(33)	$205	$(144)

(1)    Reflects net income (loss) to Class A common stock from pro forma exchange and conversion of corresponding shares of our Class D common shares held by non-controlling interest holders as of June 30, 2024 and 2023.

(2)     Rocket Companies is subject to U.S. Federal income taxes, in addition to state, local and Canadian taxes with respect to its allocable share of any net taxable income (loss) of Holdings. The adjustment to the (provision for) benefit from income tax reflects the difference between (a) the income tax computed using the effective tax rates below applied to the income (loss) before income taxes assuming Rocket Companies, Inc. owns 100% of the non-voting common interest units of Holdings and (b) the provision for (benefit from) income taxes. The effective income tax rate was 24.40% for the three and six months ended June 30, 2024 and 24.29% for the three and six months ended June 30, 2023, respectively.

(3)    Reflects changes in market interest rates and assumptions, including discount rates and prepayment speeds, and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

(4)    Tax impact of adjustments gives effect to the income tax related to share-based compensation expense, and the change in fair value of MSRs due to valuation assumptions, at the effective tax rates for each quarter.

(5)    Represents tax benefits due to the amortization of intangible assets and other tax attributes resulting from the purchase of Holdings units, net of payment obligations under Tax Receivable Agreement.

Adjusted Diluted Weighted Average Shares Outstanding Reconciliation
($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Diluted weighted average Class A Common shares outstanding	139,647,845	1,979,450,651	138,319,794	1,977,148,197
Assumed pro forma conversion of Class D shares (1)	1,848,879,483	—	1,848,879,483	—
Adjusted diluted weighted average shares outstanding	1,988,527,328	1,979,450,651	1,987,199,277	1,977,148,197

Adjusted net income (loss)	$121	$(33)	$205	$(144)
Adjusted diluted earnings (loss) per share	$0.06	$(0.02)	$0.10	$(0.07)

(1)    Reflects the pro forma exchange and conversion of anti-dilutive Class D common stock to Class A common stock for the three and six months ended June 30, 2024. For the three and six months ended June 30, 2023, Class D common shares were dilutive and are included in the Diluted weighted average Class A common shares outstanding in the table above.

Adjusted EBITDA Reconciliation
($ in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net income (loss)	$178	$139	$469	$(272)
Interest and amortization expense on non-funding debt	38	38	77	77
Provision for (benefit from) income taxes	14	(1)	22	(5)
Depreciation and amortization	28	25	55	56
Share-based compensation expense	39	51	70	103
Change in fair value of MSRs due to valuation assumptions, net of hedges (1)	(73)	(235)	(293)	(18)
Adjusted EBITDA	$225	$18	$399	$(61)

(1)    Reflects changes in market interest rates and assumptions, including discount rates and prepayment speeds, and the effects of contractual prepayment protection associated with sales or purchases of MSRs.

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined by GAAP, we disclose Adjusted revenue, Adjusted net income (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA (collectively “our non-GAAP financial measures”) as non-GAAP measures. We believe that the presentation of our non-GAAP financial measures provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Our non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income (loss), or any other operating performance measure calculated in accordance with GAAP. Other companies may define non-GAAP financial measures differently, and as a result, our measures of our non-GAAP financial measures may not be directly comparable to those of other companies. Our non-GAAP financial measures provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures.

We define “Adjusted revenue” as total revenues net of the change in fair value of mortgage servicing rights (“MSRs”) due to valuation assumptions, net of hedges. We define “Adjusted net income (loss)” as tax-effected net income (loss) before share-based compensation expense, the change in fair value of MSRs due to valuation assumptions, net of hedges and the tax effects of those adjustments as applicable. We define “Adjusted diluted earnings (loss) per share” as Adjusted net income (loss) divided by the adjusted diluted weighted average shares outstanding which includes diluted weighted average Class A common stock and the assumed pro forma exchange and conversion of Class D common stock outstanding for the applicable period presented. We define “Adjusted EBITDA” as net income (loss) before interest and amortization expense on non-funding debt, income tax, depreciation and amortization, share-based compensation expense, and change in fair value of MSRs due to valuation assumptions, net of hedges.

We exclude from each of our non-GAAP financial measures the change in fair value of MSRs due to valuation assumptions, net of hedges, as this represents a non-cash non-realized adjustment to our total revenues, reflecting changes in assumptions including discount rates and prepayment speed assumptions, mostly due to changes in market interest rates, which is not indicative of our performance or results of operation. We also exclude effects of contractual prepayment protection associated with sales of MSRs. Adjusted EBITDA includes Interest expense on funding facilities, which are recorded as a component of Interest income, net, as these expenses are a direct cost driven by loan origination volume. By contrast, interest and amortization expense on non-funding debt is a function of our capital structure and is therefore excluded from Adjusted EBITDA.

Our definitions of each of our non-GAAP financial measures allow us to add back certain cash and non-cash charges, and deduct certain gains that are included in calculating Total revenue, net, Net income (loss) attributable to Rocket Companies or Net income (loss). However, these expenses and gains vary greatly, and are difficult to predict. From time to time in the future, we may include or exclude other items if we believe that doing so is consistent with the goal of providing useful information to investors.

Although we use our non-GAAP financial measures to assess the performance of our business, such use is limited because they do not include certain material costs necessary to operate our business. Our non-GAAP financial measures can represent the effect of long-term strategies as opposed to short-term results. Our presentation of our non-GAAP financial measures should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, our non-GAAP financial measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

For financial outlook information, the Company is not providing a quantitative reconciliation of adjusted revenue to the most directly comparable GAAP measure because the GAAP measure cannot be reliably estimated and the reconciliation cannot be performed without unreasonable effort due to their dependence on future uncertainties and adjusting items that the Company cannot reasonably predict at this time but which may be material.

Forward Looking Statements

Some of the statements contained in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by the use of words such as "anticipate,"

"believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this document and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission ("SEC"). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and in our SEC filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based fintech platform company consisting of personal finance and consumer technology brands including Rocket Mortgage, Rocket Homes, Amrock Title and Settlement Services, Rocket Money and Rocket Loans.

With more than 65 million call logs each year, 10 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled homeownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 22 times – the most of any mortgage lender.

For more information, please visit our Corporate Website or Investor Relations Website.

Investor Relations Contact:
Sharon Ng
ir@rocketcompanies.com
(313) 769-2058

Media Contact:
Aaron Emerson
aaronemerson@rocketcompanies.com
(313) 373-3035